EXHIBIT 5.1

March 23, 2006

VeriFone Holdings, Inc.,

2099 Gateway Place, Suite 600,

San Jose, California 95110.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 9,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of VeriFone Holdings, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Securities Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s amended and restated certificate of incorporation and the Company’s 2006 Equity Incentive Plan, as the case may be (together, the “Plan Documents”), and the Shares have been duly issued as contemplated by the Registration Statement and the Plan Documents, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP